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                                                                    Exhibit 12.1

                Computation of Ratio of Earnings to Fixed Charges
                    (in thousands of dollars, except ratios)

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
                                                                Historical                                          Pro forma
                                                             Fiscal Years Ended
                                ----------------------------------------------------------------------------------------------
                                                                                                      Pro forma     Pro forma
                                                                                                       before        after
                                  1/1/95       12/31/95      12/29/96      12/28/97      12/31/98      Coleman       Coleman
                                ----------    ----------    ----------    ----------    ----------      Merger        Merger
                                                                                                       12/31/98      12/31/98
                                                                                                      ----------    ----------

Earnings:

  Pretax income from
    continuing operations ...   $144,794.0    $ 60,635.0    $(261,805.0)  $ 92,670.0   $(796,348.0)  $(822,134.0)  $(838,849.0)
  Add:  Fixed charges,
    below ...................     10,774.3      15,571.7      16,654.7      14,747.7     141,257.7     154,395.7     161,834.7
  Less:  Interest capitalized       (867.0)     (3,268.0)       (400.0)       (900.0)       (800.0)       (800.0)       (800.0)
                                ----------------------------------------------------------------------------------------------
                                $154,701.3    $ 72,938.7   $(245,550.3)   $106,517.7   $(655,890.3)  $(668,538.3)  $(677,814.3)
                                ----------------------------------------------------------------------------------------------

Fixed Charges:

  Interest expense ..........   $  6,974.0    $  9,437.0    $ 13,588.0    $ 11,381.0    $131,091.0    $144,229.0    $151,668.0
  Capitalized interest ......        867.0       3,268.0         400.0         900.0         800.0         800.0         800.0
  1/3 rent expense ..........      2,933.3       2,866.7       2,666.7       2,466.7       9,366.7       9,366.7       9,366.7
                                ----------------------------------------------------------------------------------------------
                                $ 10,774.3    $ 15,571.7    $ 16,654.7    $ 14,747.7    $141,257.7    $154,395.7    $161,834.7
                                ----------------------------------------------------------------------------------------------
Ratio of earnings to fixed
  charges ...................         14.4           4.7                         7.2
Amount by which earnings
  do not meet fixed
  charges ...................                               $262,205.0                  $797,148.0    $822,934.0    $839,649.0
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